FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. (SSTI) ACQUIRES 480-UNIT FACILITY IN CHANDLER, ARIZONA FOR APPROXIMATELY $4.9 MILLION

SmartStop® Self Storage Adds to Existing Cluster
of Properties in Growing Arizona Market

     CHANDLER, Ariz. - March 31, 2014 - Strategic Storage Trust, Inc. (SSTI)--a publicly registered self-storage REIT--recently acquired a 480-unit facility, located on West Chandler Boulevard in Chandler, Ariz., for approximately $4.9 million. The approximately 51,000 net rentable square foot facility will be re-branded under the SmartStop® Self Storage trade name.

     "This facility is in a solid retail location, and adds to SSTI's cluster of properties in Arizona, a growth market with excellent demographics," said H. Michael Schwartz, chairman and CEO of SSTI.

     The three-acre property includes six single-story self-storage buildings and a single-story retail office that offers a manager's apartment. The SmartStop Self Storage West Chandler Blvd. facility is currently 97 percent occupied.

     In addition to the Chandler facility, SSTI's Arizona portfolio includes four other self-storage properties, which total approximately 294,900 NRSF and 2,455 units. This portfolio includes:

          - Missouri Avenue in Phoenix (525 units, 40,300 NRSF )

          - Washington Street in Phoenix (450 units, 56,500 NRSF)

          - Guadalupe Road in Mesa (560 units, 74,700 NRSF)

          - Broadway Road in Tempe (440 units, 72,400 NRSF)

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 124 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 78,000 self-storage units and 10.3 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com.

To view our self storage locations or to find self-storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter
Media Strategist
Anton Communications
949-748-0542
vshowalter@antonpr.com
www.antonpr.com

Genevieve Anton
Principal
Anton Communications
714-544-6503
ganton@antonpr.com
www.antonpr.com